                                                                      EXHIBIT 14

                           COHESANT TECHNOLOGIES INC.

CODE OF ETHICS FOR EXECUTIVE OFFICERS AND ALL SENIOR FINANCIAL OFFICERS

This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer of Cohesant Technologies Inc. (the "Company"), the President and Chief Operating Officer of each of the Company's subsidiaries and to all other professionals of the Company or its subsidiaries serving in finance, accounting or corporate treasury role. The purpose of this Code of Ethics is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company's financial books and records and the preparation of its financial statements. The obligations of this Code of Ethics supplement, but do not replace, any code of conduct or ethics policy applicable to all employees.

As an officer or other financial professional of the Company, you are expected to:

         - Engage in and promote ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and to disclose to the chair of the Audit Committee of the Board of Directors or to the Chief Executive Officer who shall forward the disclosure to the Audit Committee chair, any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

         - Carry out your responsibilities honestly, in good faith and with integrity, due care and diligence, exercising at all times the best independent judgment.

         - Assist in the production of full, fair, accurate, timely and understandable disclosure in reports and documents that the Company and its subsidiaries file with, or submit to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company.

         - Comply with applicable government laws, rules and regulations of federal, state and local governments.

         - Promptly report (anonymously, if you wish to do so) to the Audit Committee of the Board of Directors any violation of this Code of Ethics or any other matters that would compromise the integrity of the Company's financial statements. You may contact the Audit Committee, by mail: Audit Committee, c/o Michael Boeckman, Chairman, c/o Cohen & Co., 1350 Euclid Avenue, Suite 800, Cleveland, Ohio 44115; or by phone at:
                  216-579-1040, x-114.

         - Never to take, directly or indirectly, any action to coerce, manipulate, mislead or fraudulently influence the Company's independent auditors in the performance of their audit or review of the Company's financial statements.

Compliance with this Code of Ethics is a term and condition of your employment. The Company will take all necessary actions to enforce this Code, which may include immediate dismissal. Violations of this Code of Ethics may also constitute violations of law which may expose both you and the Company to criminal or civil penalties.

If you have any questions about how this Code of Ethics should be applied in a particular situation, you should promptly contact Robert Pawlak, Chief Financial Officer.

                                       2